As filed with the Securities and Exchange Commission on April 22, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

T-MOBILE US, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-0836269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

12920 SE 38th Street

Bellevue, Washington 98006

(425) 378-4000

(Address of principal executive offices, including zip code)

SPRINT CORPORATION DEFERRED COMPENSATION PLAN

SPRINT NEXTEL CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN

(Full title of the plan)

David A. Miller

12920 SE 38th Street

Bellevue, Washington 98006

(425) 378-4000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Joel H. Trotter

Julia A. Thompson

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004

(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per obligation	Proposed maximum aggregate offering price(3)	Amount of registration fee
Deferred Compensation Obligations(1)	$1,791,348	100%	$1,791,348	$232.52
Deferred Compensation Obligations(2)	$246,570	100%	$246,570	$32.01
Total Registration Fee				$264.53

(1)

These Deferred Compensation Obligations represent unsecured obligations of T-Mobile US, Inc. (“T-Mobile” or the “Company”) to pay deferred compensation in the future in accordance with the provisions of the Sprint Corporation Deferred Compensation Plan (as amended and restated, the “Deferred Compensation Plan”), which was assumed by the Company in connection with the Merger (as defined below). The amount to be registered represents the dollar amount of the compensation deferred and deemed invested in shares of common stock of T-Mobile, par value $0.00001 per share (the “Common Stock”) in accordance with the Deferred Compensation Plan.

(2)

These Deferred Compensation Obligations represent unsecured obligations of T-Mobile to pay deferred compensation in the future in accordance with the provisions of the Sprint Nextel Corporation Executive Deferred Compensation Plan (as amended and restated, the “Executive Deferred Compensation Plan” and, together with the Deferred Compensation Plan, the “Sprint Plans”), which was assumed by the Company in connection with the Merger (as defined below). The amount to be registered represents the dollar amount of the compensation deferred and deemed invested in Common Stock in accordance with the Executive Deferred Compensation Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

On April 1, 2020, T-Mobile completed its merger with Sprint pursuant to that certain Business Combination Agreement, dated as of April 29, 2018 (as amended, the “Business Combination Agreement”) by and among T-Mobile, Sprint and the other parties thereto in an all-stock transaction at a fixed exchange ratio of 0.10256 shares of Common Stock for each share of Sprint common stock (the “Merger”). Upon the completion of the Merger, T-Mobile assumed the Sprint Plans. The purpose of this Registration Statement on Form S-8 (this “Registration Statement”) is to register $1,791,348 of T-Mobile’s deferred compensation obligations, that may be deferred and deemed invested in Common Stock under the Deferred Compensation Plan, and $246,570 of T-Mobile’s deferred compensation obligations, that may be deferred and deemed invested in Common Stock under the Executive Deferred Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Commission on February 6, 2020;

(b)

the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K from the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 21, 2020;

(c)

the Company’s Current Reports on Form 8-K filed with the Commission on February  11, 2020, February  19, 2020, February  20, 2020, March 12, 2020 (excluding Item  7.01 and any exhibits included with such Item), March  19, 2020, March  25, 2020, April 1, 2020 at 9:23 a.m. EDT (excluding Item 7.01 and any exhibits included with such Item), as amended by Amendment No. 1 to Current Report on Form 8-K/A filed on April  17, 2020, April 1, 2020 at 9:40 a.m. EDT (excluding Item 7.01 and any exhibits included with such Item except for the sections titled “Risk Factors” and “Recent Developments” in Exhibit  99.1), April  13, 2020, and April 16, 2020; and

(d)

the description of the Company’s Common Stock contained in the Registration Statement on Form S-4 (File No. 333-226435), filed with the Commission on July 30, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Deferred Compensation Plan

The deferred compensation obligations being registered under the Deferred Compensation Plan represent unsecured and unfunded obligations (the “Obligations”) of the Company to pay compensation in the future to eligible employees of the Company and its subsidiaries and, prior to 2015, eligible directors of Sprint who participate in the Deferred Compensation Plan.

Under the terms of the Deferred Compensation Plan, participants are permitted to defer their base salary, short-term incentive compensation and long-term cash incentive compensation (or, for directors, annual retainers and meeting fees) earned during a particular year. For employees, deferrals made on or after September 26, 2014, are capped at 50% of their base salaries and 75% of their short-term and long-term cash incentive compensation. Deferral elections are irrevocable and generally must be made no later than the last day of the calendar year preceding the calendar year in which the compensation is earned. Account balances for eligible employees who made deferral elections under the Deferred Compensation Plan prior to 2014 may also include matching contributions made by the Company upon the terms and conditions set forth in the Deferred Compensation Plan.

Amounts deferred or contributed to a participant’s account(s) under the Deferred Compensation Plan are deemed to be invested in investment alternatives selected by the participant, in accordance with investment funds and procedures adopted from time to time by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. A participant’s account balance is adjusted to reflect the gains, losses and earnings that would have been obtained if the participant contributions had actually been invested in the applicable investment alternatives. The investment alternatives include phantom share units representing shares of Common Stock. Participants will be able to transfer between investment options on any business day, but three months must elapse between transfers.

Participants are 100% vested in their accounts relating to amounts that they have deferred. Accounts relating to matching contributions by the Company are subject to forfeiture upon the applicable participant’s termination for cause.

Participants may elect to defer distribution of their account balances until (i) a specified date at least five (5) years in the future or (ii) the participant’s termination of service with the Company. Participants may also elect whether to receive their account balance distributions in the form of a lump sum or in annual installments to be paid over a period of two (2) to ten (10) years. Notwithstanding the participant’s election, benefits under the Deferred Compensation Plan will be immediately distributed in a lump sum upon the participant’s death, the participant’s separation from service if the aggregate account balance is less than $20,000, or the participant’s separation from service that occurs within one year after a change in control of the Company (or, for certain deferrals made after August 29, 2013, the participant’s separation from service that occurs within 18 months after a change in control). In the event of a participant’s long-term disability, distributions will began immediately in a lump sum or installments as elected by the participant. All distributions will be made in cash or cash equivalents.

The Deferred Compensation Plan is administered by the Committee, which has the authority to delegate administrative functions to one or more persons, including members of the Committee and employees of the Company. By action of the Committee, the Company may, at any time, amend or terminate the Deferred Compensation Plan. However, no amendment can decrease the amount in a participant’s account at the time the amendment is adopted unless the participant consents in writing to the amendment.

The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Obligations are unsecured general obligations of the Company. The Obligations are not subject to anticipation, alienation, disposition, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Deferred Compensation Plan, other than a claim for benefits by a participant or his or her beneficiary(ies), will be null and void.

The Obligations are not convertible into any security of the Company. The Company may (but shall not be obligated to) establish a fund, trust or account for the purpose of funding or paying the Obligations. If such a fund is established, the property therein shall remain the sole and exclusive property of the Company and will continue to be subject to the claims of the Company’s creditors in the event of the Company’s insolvency or bankruptcy. The rights of the participants, their beneficiaries and their legal representatives shall be no greater than the rights of unsecured general creditors of the Company or any fund, trust or account established under the Deferred Compensation Plan.

The above description of the Deferred Compensation Plan is qualified in its entirety to the full text of the Deferred Compensation Plan.

Executive Deferred Compensation Plan

The deferred compensation obligations being registered under the Executive Deferred Compensation Plan represent unsecured and unfunded obligations (the “Executive Obligations”) of the Company to pay compensation in the future to executives who participate in the Executive Deferred Compensation Plan.

Under the terms of the Executive Deferred Compensation Plan, participants were permitted to defer their base salary, short-term incentive compensation and long-term cash incentive compensation (subject to certain minimum and maximum deferrals set forth in the plan) pursuant to irrevocable deferral elections made no later than the last day of the calendar year preceding the calendar year in which the compensation was earned. Participants are 100% vested in their accounts at all times. The Executive Deferred Compensation Plan was closed to new participants as of December 31, 2004, and no participants have been permitted to elect to defer compensation under the Executive Deferred Compensation Plan after December 31, 2004.

Amounts deferred under the Executive Deferred Compensation Plan are credited to a fixed income account and/or a phantom share unit account representing shares of Common Stock, as selected by the participant, and account balances are adjusted to reflect gains, losses and earnings thereon in accordance with the applicable investment account. Participants may transfer funds between accounts, effective as of the last day of the month, but only four transfers may be made in each calendar year and three months must elapse between transfers. Amounts transferred into the phantom share unit account will be converted into share units using the closing price of the Common Stock on the last trading day of the calendar month in which the amount is transferred.

Participants were eligible to elect to defer distributions of their account balances until (i) the participant’s termination of service with the Company or (ii) the later of such termination of service or attainment of a specified age. Participants were also eligible to elect whether to receive their account balance distributions in the form of a lump sum or in annual installments to be paid over a period of two (2) to twenty (20) years. Account balances for a participant who did not elect a specified payout event or method are paid upon the participant’s termination of service over a fifteen (15)-year period. If a participant’s termination of service (other than for death) occurs before age 55 and the participant’s aggregate account balance is less than $20,000, the account balance may be paid as a lump sum following such termination, regardless of the participant’s payment elections. All distributions will be made in cash.

The Executive Deferred Compensation Plan is administered by the Committee, which has the authority to delegate certain of its administrative duties to one or more persons, including members of the Committee and participants in the Executive Deferred Compensation Plan. The Board may, at any time, amend or terminate the Executive Deferred Compensation Plan. However, no amendment can decrease the amount in a participant’s accounts at the time the amendment is adopted.

The Executive Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Executive Obligations are unsecured general obligations of the Company. Participants may not commute, sell, assign, transfer, pledge or otherwise encumber the Executive Obligations or any interests or rights therein.

The Executive Obligations are not convertible into any security of the Company. The Company established a grantor trust to fund certain Executive Obligations upon the Merger. The rights of the participants, their beneficiaries and their legal representatives shall be no greater than the rights of unsecured general creditors of the Company.

The above descriptions of the Executive Deferred Compensation Plan is qualified in its entirety to the full text of the Executive Deferred Compensation Plan.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under section 102(b)(7) of the DGCL, a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL (pertaining to unlawful payment of a dividend or an unlawful stock purchase or redemption), or (iv) for any transaction from which the director derived an improper personal benefit.

T-Mobile’s certificate of incorporation provides that a director will not be liable to T-Mobile or its stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions described above.

Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. However, no indemnification may be paid for judgments and settlements in actions by or in the right of the corporation.

A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such.

T-Mobile’s certificate of incorporation provides that T-Mobile will, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, manager, member, officer, employee or agent of T-Mobile, or is or was serving at the request of T-Mobile as a director, manager, member, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

To the extent that a director, manager, member, officer, employee or agent of T-Mobile has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous sentence, or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under the certificate of incorporation will be made by T-Mobile only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL. Such determination will be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the T-Mobile stockholders.

T-Mobile may purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, employee or agent of T-Mobile, or is or was serving at the request of T-Mobile as a director, officer, manager, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not T-Mobile would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Document

4.1	Fifth Amended and Restated Certificate of Incorporation of T-Mobile (incorporated by reference to Exhibit 3.1 to T-Mobile’s Form 8-K filed on April 1, 2020).

4.2	Seventh Amended and Restated Bylaws of T-Mobile (incorporated by reference to Exhibit 3.2 to T-Mobile’s Form 8-K filed on April 1, 2020).

5.1*	Opinion of Polsinelli PC.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of Polsinelli PC (included in its opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature pages hereof).

99.1	Sprint Corporation Deferred Compensation Plan, as amended and restated effective September 26, 2014 (incorporated by reference to Exhibit 10.2 to Sprint’s Quarterly Report on Form 10-Q (File No. 001-04721) filed on November 6, 2014).

99.2	Sprint Nextel Corporation Executive Deferred Compensation Plan, as amended and restated effective January 1, 2008 (incorporated by reference to Exhibit 10.35 to Sprint’s Annual Report on Form 10-K (File No. 001-04721) filed on February 27, 2009).

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on April 22, 2020.

T-MOBILE US, INC.

By:	/s/ G. Michael Sievert
Name:	G. Michael Sievert
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints G. Michael Sievert and David A. Miller, and each of them severally, his or her true and lawful attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ G. Michael Sievert G. Michael Sievert	President and Chief Executive Officer and Director (Principal Executive Officer)	April 22, 2020

/s/ J. Braxton Carter J. Braxton Carter	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 22, 2020

/s/ Peter Osvaldik Peter Osvaldik	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	April 22, 2020

/s/ Timotheus Höttges Timotheus Höttges	Chairman of the Board	April 22, 2020

/s/ Marcelo Claure Marcelo Claure	Director	April 22, 2020

/s/ Srikant M. Datar Srikant M. Datar	Director	April 22, 2020

/s/ Ronald D. Fisher Ronald D. Fisher	Director	April 22, 2020

Signature	Title	Date

/s/ Srini Gopalan Srini Gopalan	Director	April 22, 2020

/s/ Lawrence H. Guffey Lawrence H. Guffey	Director	April 22, 2020

/s/ Christian P. Illek Christian P. Illek	Director	April 22, 2020

/s/ Stephen Kappes Stephen Kappes	Director	April 22, 2020

/s/ Raphael Kübler Raphael Kübler	Director	April 22, 2020

/s/ Thorsten Langheim Thorsten Langheim	Director	April 22, 2020

/s/ John J. Legere John J. Legere	Director	April 22, 2020

/s/ Teresa A. Taylor Teresa A. Taylor	Director	April 22, 2020

/s/ Kelvin R. Westbrook Kelvin R. Westbrook	Director	April 22, 2020